Exhibit 10.10

RESTRICTED ACTIVITIES AGREEMENT

This RESTRICTED ACTIVITIES AGREEMENT (this “Agreement”) is entered into as of September 10, 2021, but effective only if the Closing (as defined in the Purchase Agreement (as defined below)) occurs, by and between the individual or entity specified on the signature page of this Agreement as the “Restricted Party” (the “Restricted Party”) and ASP SRE Holdings LP, a Delaware limited partnership (“Holdings”, together with any and all direct and indirect subsidiary and parent companies, including, following the Closing (as defined in the Purchase Agreement), SOLV Energy, LLC, a Delaware limited liability company (“SOLV”), collectively, “Parent”). For the avoidance of doubt, Parent shall not include portfolio companies of affiliated funds managed by American Securities LLC other than the ASP SRE Management Holdings LP, a Delaware limited partnership, Holdings and their controlled affiliates.

RECITALS

WHEREAS, Holdings, ASP SRE Acquisition LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent, a Delaware limited liability partnership, Swinerton Builders, a California corporation (“Seller”), and Swinerton Incorporated, a California corporation (“SI” and, together with Seller, the “Seller Parties”) are parties to that certain Stock and Asset Purchase Agreement, dated as of September 10, 2021 of even date herewith (the “Purchase Agreement”); and

WHEREAS, it is anticipated that the Restricted Party will continue to be employed by or provide services to Parent following the consummation of the transaction covered by the Purchase Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

AGREEMENTS

Section 1. Non-Solicitation; Non-Disparagement.

(a) During the period commencing on the date of Closing and ending on the later of (x) the date that is three years from the closing of the Transaction and (y) the date that is two years from the date the Restricted Party is no longer employed by or providing services to Parent (the “Restriction Period”), the Restricted Party will not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any Covered Employee to leave employment with Parent or cease performing services for the benefit of Parent or (ii) hire any Covered Employee who was employed by the Parent during the 6-month period prior to such hiring to provide services to any Person other than Parent. General advertisements not focused specifically on soliciting or hiring employees of Parent shall not violate this provision.

(b) If it shall be judicially determined that the Restricted Party has violated any of his or her obligations under Section 1(a), then the period applicable to each obligation that the Restricted Party shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) For a period of five (5) years following the date the Restricted Party is no longer employed by or providing services to Parent, the Restricted Party agrees not to, directly or indirectly, make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise harms the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of Parent or any of its officers, managers, directors, partners, members, shareholders or representatives (as applicable). The Restricted Party shall not violate this provision by truthful statements made (i) in connection with any litigation or arbitration between the Restricted Party and any of the above persons; (ii) as required by applicable law or a governmental or regulatory investigation, or (iii) during performance reviews in the ordinary course that may contain disparaging or harmful statement concerning employees if relevant to the review.

(d) During the Restriction Period, the Restricted Party will be permitted and authorized to communicate the contents of this Agreement to any Person which he or she intends to be employed by, associated with, or represent and to any Permitted Transferee of the Restricted Party.

(e) As used in this Agreement:

“Business” means any material businesses conducted by Parent from time to time as of the Closing, including without limitation, the engineering, procurement and construction, and operations and maintenance services in the solar and storage markets, and any other material business engaged in by Parent, or with respect to which Parent has taken any substantial steps to engage in, during the two year period preceding the Restricted Party’s termination of employment, so long as such business or such steps remain active as of the later of the Closing and such termination of employment.

“Covered Employee” means any Person employed by Parent during the Restriction Period.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, or other such entity.

Section 2. Confidentiality.

(a) The Restricted Party hereby acknowledges that during the course of the Restricted Party’s employment, service or other association prior to the Closing with the Seller Parties and/or SOLV and following the Closing, with Parent, and/or by reason of the Restricted Party’s ownership interest prior to the Closing in SI or one of its subsidiaries and following the Closing, in Parent, the Restricted Party has had and will continue to have access to confidential and proprietary information and trade secrets of Parent in some or all of the followings respects: information with respect to Parent’s bids, projects, pricing methods and terms, costs, contractors and subcontractors, operations, processes, protocols, products, inventory, ideas, designs, inventions, know-how, engineering methods, proprietary software, business practices, actual and potential customers and suppliers, marketing methods, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, dealers, distributors, sales representatives, sales, forecasts, projections and long range plans, financial and tax matters including but not limited to financial results and information, manufacturing, selling and servicing strategies and techniques, training, service and business manuals, promotional materials, training courses and other training and instructional matters, personnel, plans and opportunities, and customer, vendor, and supplier data and other business information (collectively, “Proprietary Information”). The Restricted Party also agrees that Proprietary Information gained by the Restricted Party during the Restricted Party’s employment with or service to Parent has been developed by Parent through substantial expenditures of time, effort and money and constitute valuable and unique property of Parent.

(b) The Restricted Party shall maintain in strict confidence and shall not directly or indirectly disseminate, disclose or publish, or use for his or her benefit or the benefit of any Person (other than Parent) any Proprietary Information or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any Proprietary Information, except in the course of performance of his or her duties to Parent. Notwithstanding anything to the contrary set forth herein, “Proprietary Information” shall not include any information which is in the public domain or otherwise becomes generally known within Parent’s industry (other than by means of the Restricted Party’s disclosure of such Proprietary Information in violation of the Restricted Party’s obligations under this Agreement).

(c) Notwithstanding the foregoing, the Restricted Party may disclose Proprietary Information in response to a lawful and valid subpoena or other legal process or a governmental or regulatory investigation but (i) shall give Parent notice thereof as promptly as practicable (to the extent legally permitted), (ii) shall, as much in advance of the return date as reasonably practicable (to the extent legally permitted), make available to Parent, the documents and other information sought, (iii) shall use reasonable commercial efforts to assist Parent in resisting or otherwise responding to such process at Parent’s sole cost and expense and (iv) shall limit such disclosures of Proprietary Information to those actually required by such a lawful and valid subpoena or other legal process (and the Restricted Party shall be entitled to rely on the advice of its counsel for determining what is actually required).

(d) The Restricted Party agrees that upon termination of his or her employment with Parent for any reason, the Restricted Party shall return to Parent, in good condition, all Proprietary Information, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of Proprietary Information, provided that the foregoing shall not prevent the Restricted Party from retaining and utilizing documents relating to the Restricted Party’s personal benefits, entitlements and obligations, documents relating to personal tax obligations; desk calendar, rolodex, and the like; and such other records and documents as may be approved by Parent in writing.

Section 3. Reasonable Restraint; Injunctive Relief; Savings.

(a) The Restricted Party acknowledges and agrees that the Restricted Party’s obligations under this Agreement are reasonable in the context of the nature of the Business and the injuries likely to be sustained by Parent if the Restricted Party were to violate such obligations.

(b) It is recognized and acknowledged by the Restricted Party that a breach of its covenants in this Agreement would cause irreparable damage to Parent and the goodwill of Parent, that the amount of such damages would be difficult or impossible to ascertain, and that the remedies at law for any such breach would be inadequate. It is also recognized and acknowledged by the Restricted Party that Parent will not consummate the Transaction without the execution of this Agreement by the Restricted Party. Accordingly, in the event of a breach of any of his or her covenants in this Agreement, in addition to any other remedy which may be available at law or in equity, Parent will be entitled to specific performance and injunctive relief in any court of competent jurisdiction, without the necessity of proof of actual damages.

(c) In the event any term of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The parties expressly intend for the covenants in this Agreement to be binding in the manner set forth in this Agreement.

Section 4. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Parent and the Restricted Party and their respective successors, permitted assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Neither Parent nor the Restricted Party may assign this Agreement or its rights hereunder without the prior consent of the other party; provided, however, that Parent shall be entitled to assign this Agreement without the consent of the Restricted Party in connection with any merger, consolidation or other sale transaction, however structured, in which all or substantially all of the business or assets of Parent, or any operating division thereof, are sold or transferred to any Person provided that such transferee assumes the liabilities of Parent hereunder.

Section 5. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the substantive and procedural laws of the state of residency of the Restricted Party without giving effect to any conflicts or choice of laws principle or rule that may call for the application of the laws of any other jurisdiction.

Section 6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by overnight air courier (such as UPS or Federal Express), one business day after mailing; (c) if sent by email, when delivered, or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

(a) If to Parent:

ASP SRE Holdings LP

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, New York 10022

Attention: Kevin Penn; Eric Schondorf, Esq.

Email: kpenn@american-securities.com;

 eschondorf@american-securities.com

(b) If to the Restricted Party, to the address set forth on the signature page hereto;

or to such other address or to such other Person as any party hereto has last designated by notice to the other parties delivered in accordance with this Section 6.

Section 7. Legal Representation. The Restricted Party represents to Parent that he or she is represented by counsel and has had the opportunity to review and discuss the terms of this Agreement with such counsel.

Section 8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 9. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.

Section 10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Restricted Party and Parent. By an instrument in writing similarly executed, the Restricted Party or Parent may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any future, other or further exercise of such right or any other right, remedy, or power provided herein or by law or in equity.

Section 11. Construction. This Agreement shall be deemed drafted equally by both the parties, and any presumption or principle that the language is to be construed against the drafting party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

Section 12. Conditional Upon Closing of Transactions. This Agreement shall be conditioned upon the closing of the transactions contemplated by the Purchase Agreement. In the event that the Purchase Agreement terminates prior to the closing of the transactions contemplated thereby, this Agreement shall be void ab initio.

Section 13. Gender. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural, and vice versa.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PARENT:

ASP SRE HOLDINGS LP

By:	/s/ Eric L. Schondorf
Name: Eric L. Schondorf
Title: Vice President and Secretary

RESTRICTED PARTY

/s/ BEN CATALANO
Print Name: BEN CATALANO

Address:

2929 LAS OLAS CT

CARLSBAD CA, 92009

Email:	ben - catalano@yahoo.com

RESTRICTED ACTIVITIES AGREEMENT

SIGNATURE PAGE